RENAISSANCE CAPITAL GREENWICH FUNDS

Distribution and Shareholder Servicing Plan

         This Distribution and Shareholder Servicing Plan (the “Plan”) is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Renaissance Capital Greenwich Funds, a business trust organized under the laws of the State of Delaware (the “Company”), on behalf of its Funds (individually, a “Fund,” and collectively, the “Funds”) as set forth in Schedule I, as amended from time to time, subject to the following terms and conditions:

Section 1.  Annual Fees.

Distribution Fee.  Each Fund will pay to the distributor of its shares (the  “Distributor”),  a distribution fee under the Plan at the annual  rate  of  up to 0.25%  of the  average  daily  net  assets  of the  Fund  (the “Distribution Fee”).  [REDUCED TO A MAXIMUM OF 0.25% BY THE BOARD OF TRUSTEES ON NOVEMBER 18, 2011]

Adjustment to Fees.  Any Fund may pay a Distribution Fee to the Distributor at a lesser rate than the fees specified in Section 1 hereof as agreed upon by the Board of Trustees and the Distributor and approved in the manner specified in Section 3 of this Plan.

Payment of Fees.  The Distribution Fees will be calculated daily and paid monthly by each Fund at the annual rates indicated above.

Section 2.  Expenses Covered by the Plan.

Distribution Fees may be used by the Distributor for:  (a) costs of printing and distributing  a  Fund’s   prospectus,   statement  of  additional information and reports to prospective investors in the Fund; (b) costs involved in preparing,  printing and distributing sales literature  pertaining to a Fund; (c) an  allocation  of overhead  and other  branch  office  distribution-related expenses  of the  Distributor;  (d)  payments  to persons  who  provide  support services in connection with the  distribution of a Fund’s shares,  including but not limited to,  office space and  equipment,  telephone  facilities,  answering routine  inquiries  regarding a Fund,  processing  shareholder  transactions and providing  any other  shareholder  services not  otherwise  provided by a Fund’s transfer  agent;  (e)  accruals  for  interest  on the  amount of the  foregoing expenses that exceed the Distribution  Fee; and (f) any other expense  primarily intended  to  result  in  the  sale  of  a  Fund’s  shares,  including,  without limitation,  payments to  salesmen  and selling  dealers who have  entered  into selected  dealer  agreements  with the  Distributor and have executed a Shareholder Servicing Agreement in the form set forth in Schedule II,  at the time of the sale of shares,  if applicable,  and  continuing  fees to each such salesmen and selling dealers,  which fee shall  begin to  accrue  immediately  after the sale of such shares.

The amount of the Distribution Fees payable by any Fund under Section 1 hereof is not related directly to expenses incurred by the Distributor and this Section 2 does not obligate a Fund to reimburse the Distributor for such expenses. The Distribution Fees set forth in Section 1 will be paid by a Fund to the Distributor unless and until the Plan is terminated or not renewed with respect to a Fund.  Any distribution or service expenses incurred by the Distributor on behalf of a Fund in excess of payments of the Distribution Fees specified in Section 1 hereof which the Distributor has accrued through the termination date are the sole responsibility and liability of the Distributor and not an obligation of a Fund.

Section 3.  Indirect Expenses.

While each Fund is authorized to make payments under this Plan to the Fund’s Distributor for expenses described above, it is expressly recognized that each Fund presently pays, and will continue to pay, an investment advisory fee to its Investment Adviser and an administration fee to the Administrator. To the extent that any payments made by any Fund to the Investment Adviser or Administrator, including payment of fees under the Investment Advisory Agreement or the Administration Agreement, respectively, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Portfolio within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

Section 4.  Approval of Trustees.

         Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

 Section 5.  Continuance of the Plan.

The Plan will continue for successive twelve-month periods: provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

Section 6.  Termination.

The Plan may be terminated at any time with respect to a Fund (i) by the Trust without payment of any penalty, by the vote of a majority of the outstanding voting securities of any Fund or (ii) by a vote of the Qualified Trustees.  The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 5 with respect to any other Fund.

Section 7.  Amendments.

The Plan may not be amended with respect to any Fund so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of that Fund. No material amendment to the Plan may be made unless approved by the Trust’s Board of Trustees in the manner described in Section 3 above.

Section 8.  Selection of Certain Trustees.

         While the Plan is in effect, the selection and nomination of the Trust’s Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 9.  Written Reports.

In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust’s Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 10.  Preservation of Materials.

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 11.  Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Trust executed this Plan as of October 6, 1997.

Renaissance Capital Greenwich Funds, on behalf of each Fund listed on Schedule I, individually and not jointly

By: __________________

President

SCHEDULE I

This Plan shall be adopted with respect to the following Funds of Renaissance Capital Greenwich Funds:

The Global IPO Plus Aftermarket Fund

Effective November 18, 2011, the Board of Trustees reduced the annual distribution and shareholder servicing fee on average daily net assets of the Fund from a maximum of 0.50% to a maximum of 0.25%.

SCHEDULE II

Form of Shareholder Servicing Agreement

Renaissance Capital Greenwich Funds, 165 Mason Street, Greenwich, CT 06830 (the “Trust”) wishes to enter into this Servicing Agreement with _____________________ (Service Provider) concerning the provision of support services to Service Provider’s client (“Clients”) who may from time to time beneficially own shares (“Shares”) of The Global IPO Plus Aftermarket Fund (the “Funds”) offered by us.

The terms and conditions of the Servicing Agreement are as follows:

Section 1.  Service Provider agrees to provide the following support services to Clients who may from time to time beneficially own Shares:  (i) answering customer inquiries regarding account matters; (ii) assisting shareholders in designating and changing various account options; (iii) aggregating and processing purchase and redemption orders and transmitting and receiving funds for shareholder orders; (iv) transmitting, on behalf of the Trust, proxy statements, prospectuses and shareholder reports to shareholders and tabulating proxies; (v) processing dividend payments and providing sub-accounting services for Fund shares held beneficially; and (vi) providing such other services as the Trust or a shareholder may request to the extent Service Provider is permitted to do so under applicable statutes, rules and regulations.

Section 2.  Service Provider will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in Service Provider’s business, or any personnel employed by Service Provider) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

Section 3.  Neither Service Provider nor any of Service Provider’s officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information, copies of which will be supplied by us to Service Provider, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 4. The Service Provider has adopted an Anti-Money Laundering Compliance Program (the “Program”) which satisfies the requirements of Title III of the USA PATRIOT Act.

Section 5.  For all purposes of this Agreement Service Provider will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect.  By Service Provider’s written acceptance of this Agreement, Service Provider agrees to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by Service Provider or Service Provider’s officers, employees or agents regarding Service Provider’s responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients.  Service Provider and Service Provider’s employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of Service Provider’s responsibilities under this Agreement.

Section 6.  In consideration of the services and facilities provided by Service Provider hereunder, we will pay to Service Provider, and Service Provider will accept as full payment therefore, a fee, at the annual percent, as set forth in Exhibit A, of the average daily net asset value of the shares beneficially owned by Service Provider’s Clients for whom Service Provider is the dealer of record or holder of record or with whom Service Provider has a servicing relationship (the “Clients’ Shares”), which fee will be computed daily (on the basis of 360-day year) and payable monthly.  For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients’ Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions.  By Service Provider’s written acceptance of this Agreement, Service Provider agrees to and do waive such portion of any fee payable to Service Provider hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Clients’ Share in any Fund that declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day.  The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to Service Provider.  Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to Service Provider for the account of any Client or Clients.

Section 7.  Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.  In addition, Service Provider will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8.  We may enter into other similar Servicing Agreements with any other person or persons without Service Provider’s consent.

Section 9.  By Service Provider’s written acceptance of this Agreement, Service Provider represents, warrants and agrees that: (i) the compensation payable to Service Provider in connection with the investment of Service Provider’s Clients’ assets in Shares will be disclosed by Service Provider to Service Provider’s Clients, will be authorized by Service Provider’s Clients and will not be excessive; and (ii) the services provided by Service Provider under this Agreement will in no event be primarily intended to result in the sale of Shares.

Section 10.  This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee.  Unless sooner terminated, this Agreement will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 13.  This Agreement is terminable without penalty at any time by us (which termination may be by a vote of a majority of the Disinterested Trustees as defined in Section 13) or by Service Provider upon written notice to the other party hereto.

Section 11.  All notices and other communications to either Service Provider or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

Section 12.  This Agreement will be construed in accordance with the laws of the State of Delaware and is non-assignable by the parties hereto.

Section 13.  This Agreement has been approved by vote of a majority of (i) our Board of Trustees and (ii) those Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in this Agreement (“Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such approval.

Section 14.  The names “Renaissance Capital Greenwich Funds” and the “Board of Trustees” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed at the office of the State Secretary of the State of Delaware on January 8, 1997.  The obligations of  “Renaissance Capital Greenwich Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property (as defined in the Certificate of Trust), and all persons dealing with any class of Shares of ours must look solely to the Trust Property belonging to such class for the enforcement of any claims against us.

If Service Provider agrees to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us,

Very truly yours,

Accepted and Agreed to:

Renaissance Capital Greenwich Funds		Service Provider

By:		By:

Print:		Print:

Title:		Title:
	(Officer)		(Officer)

Date:		Date:

Exhibit A

Annual Shareholder Servicing Fee	.25%